from Niagara Mohawk Power Corporation
300 Erie Boulevard West
Syracuse, New York  13202

FOR MORE INFORMATION CONTACT:
Media Inquiries:  Kerry P. Burns (315) 428-5266
Financial Inquiries:  Leon T. Mazur (315) 428-5876

                 NIAGARA MOHAWK, 16 INDEPENDENT POWER PRODUCERS
                       SIGN MASTER RESTRUCTURING AGREEMENT

             Pact Formalizes Agreement in Principle To Terminate Or Restructure IPP Contracts; Transaction Is Expected to Reduce Customer Prices and Pave The Way For PowerChoice Competition Plan

SYRACUSE, July 10 -- Niagara Mohawk Power Corp. (NYSE:NMK) and 16 independent power producers (IPPs) today said they have signed a master restructuring agreement to terminate or restructure 29 IPP contracts representing more than 80 percent of Niagara Mohawk's above-market IPP costs.

In exchange for terminating or restructuring these contracts, the IPPs will receive approximately $3.6 billion in cash and 46 million shares of Niagara Mohawk stock. Niagara Mohawk and certain IPPs also will enter into restructured financial and physical contracts on terms more favorable to the company than the existing contracts. The parties to the agreement said the transaction will reduce electricity prices for Niagara Mohawk customers and help expedite utility competition.

The master restructuring agreement formalizes an agreement in principle announced March 10 between Niagara Mohawk and 19 developers representing 44 contracts. Since then, Niagara Mohawk withdrew its offer with respect to a subgroup of three developers representing 15 hydro contracts. Because the agreement in principle called for the subgroup to be compensated solely through restructured contracts, their departure will not change the amount of cash and stock in the overall agreement, nor will it materially impact the cost reductions associated with the agreement. Niagara Mohawk said it hopes to achieve settlements with the subgroup separately.

"The consummation of this agreement will arrest the growth in Niagara Mohawk's IPP payments, helping to stabilize our financial condition," said William E. Davis, chairman and chief executive officer of Niagara Mohawk. "We are replacing a large and growing financial commitment with a defined debt obligation. The improved cash flow we expect to realize should allow us to begin immediately to reduce that debt. As we do, we will seek to rebuild shareholder value, reduce prices for our customers and implement our plans to create a competitive power market for New York electricity consumers."

"This agreement signals the dawn of an exciting new era of competition in New York state's electric power industry," said Carol Murphy, executive director, Independent Power Producers of New York, the trade group that represents independent power producers in the state. "With Niagara Mohawk's experience providing reliable electric service and the independent producers' skill in producing clean, competitive energy, consumers will benefit long into the future."

"The signing of the master restructuring agreement is a key milestone," said Kenneth A. Buckfire, the Wasserstein Perella & Co. investment banker advising the IPPs, "and will help the IPPs successfully negotiate with their third parties including lenders and suppliers. The support of Niagara Mohawk and the PSC will be critical in this process."

Davis noted that the consummation of the agreement is subject to a number of conditions that require the approval of a large number of third parties, including regulatory approvals, amendment or termination of the IPPs' existing third-party arrangements, creation of new IPP third-party arrangements, shareholder approval and Niagara Mohawk's successful completion of financing required to accomplish the transaction.

"Legislation pending in Albany can reduce costs for customers further by lowering the cost of financing required to execute this restructuring agreement," Davis said. "the Electric Ratepayer Relief Act, or an asset securitization bill like it, can reduce the overall cost of the financing by more than $200 million. But if the legislature doesn't act soon, those customer savings will be lost."

The parties agreed to use their best efforts to achieve expedited PSC review of the transaction and associated rate treatment. The parties hope to close the transaction by early 1998.

The 46 million common shares to be distributed to the IPPs will constitute approximately 25 percent of Niagara Mohawk's fully diluted shares. IPPs that receive 2 percent or more of Niagara Mohawk's outstanding shares will be subject to a five-year standstill agreement. In addition, Niagara Mohawk will fill two recently vacated seats on its board of directors by selecting two individuals from a list of 10 candidates mutually agreed to by the IPPs and the company.

Davis said more details on the master restructuring agreement will be available once the company completes an 8K filing with the SEC, expected in the next several days.


                                       -3-